Exhibit 5.1

January 19, 2007

Micron Technology, Inc.

8000 South Federal Way

Boise, ID  83707-0006

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about January 19, 2007, (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended, of 30,000,000 shares of your Common Stock, $0.10 par value (the “Shares”) reserved for issuance under the Micron Technology, Inc. 2004 Equity Incentive Plan (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan.

It is our opinion that, upon completion of the proceedings to be taken, or contemplated by us as your counsel to be taken by you, prior to issuance of the Shares pursuant to the Registration Statement and the Plan, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in the manner referred to in the Plan and the agreements which accompany the Plan, and in accordance with the Company’s Certificate of Incorporation, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI,
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, PC